Exhibit 10.96

THIRD ADDENDUM

to

Employment Agreement

of

John Abt

This Third Addendum (the “Third Addendum”) to the Employment Agreement of John Abt is entered into as of this 17th day of January 2022, between Lannett Company, Inc. (the “Company”) and John Abt (“Mr. Abt”) (together, the Company and Mr. Abt shall be known as the “Parties”).

RECITALS

WHEREAS, Mr. Abt entered into an Employment Agreement with the Company as of March 30, 2015 (“Employment Agreement”);

WHEREAS, the Parties entered into an Addendum to Employment Agreement of John Abt (“First Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties entered into a Second Addendum to the Employment Agreement (“Second Addendum”) effective as of August 24, 2020, wherein the Parties agreed to include a provision granting the Board the authority to seek reimbursement of certain incentive compensation paid to Executive in the event the Company is required to issue an accounting restatement caused by fraud, and Executive is found to have participated in, or knew or should have known about such fraud and took no action to prevent it;

WHEREAS, the Parties wish to further amend Section 9(b) (relating to the acceleration of certain benefits in the event of termination without Cause) and Section 9(c) (relating to certain severance benefits awarded in connection with or following a Change in Control of Company);

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Paragraph 9(b) in deleted in its entirety and replaced with the following:

If Executive’s employment is terminated without Cause by Company, other than as provided in 9(c), or if Executive resigns with Good Reason, in addition to the Standard Entitlements payable in accordance with Section 9(a), Executive shall be entitled to the following amounts (collectively, the Severance Pay), the timing and payment of which shall be subject to applicable Section 409A requirements, as more fully set forth in Section 20 below: (i) the then-current base salary under Section 4 for a period of eighteen (18) months; (ii) insurance coverage provided to Executive equal to such coverage provided on the date of termination or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months; (iii) a pro-rated annual cash bonus for the then current fiscal year based on a calculation for all categories that comprise the bonus at a “target” level; (iv) the cash component of any Long Term Incentive Plan award accelerated to, and calculated on, the date of termination; (v) the Company shall cause all outstanding Company stock options and restricted stock (including TSR) awards awarded to Executive prior to termination of employment to be one hundred percent (100%) vested at termination.

For purposes of this provision, Executive resigns with “Good Reason” if Executive provides written resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status of Vice President, Chief Quality and Operations Officer or a material alteration in the nature of the duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.

Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under the Section 9 and Executive’s vested rights under Company sponsored retirement plans, 401K plan and stock ownership plans (the “General Release”). Payment or provision of Severance Pay shall commence on the ninetieth (90th) day following the Termination Date (the “Commencement Date”), provided that the payments required under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made in equal monthly installments over a twelve (12) month period starting on the Commencement Date (subject to the requirements of Section 409A). However, no payments described under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made at any time if the General Release is not executed prior to the Commencement Date (or is executed and revoked prior to the Commencement Date, or is revocable after the Commencement Date).

3.	Paragraph 9(c) is deleted in its entirety and replaced with the following:

If Executive is notified that he is being terminated by Company without Cause, or resigns for Good Reason, in connection with or within eighteen (18) months following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), the following benefits, the timing and payment of which shall be subject to applicable Section 409A requirements, as more fully set forth in Section 20: (i) the then-current base salary under Section 4 for a period of twenty four (24) months; (ii) insurance coverage provided to Executive equal to such coverage provided on the date of termination or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of twenty four (24) months; (iii) a pro-rated annual cash bonus for the then current fiscal year based on a calculation for all categories that comprise the bonus at a “target” level; and (iv) the cash component of any Long Term Incentive Plan award accelerated to, and calculated on the Termination Date. In connection with any Change in Control of Company, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). For the purpose of this Section 9(c), a written notice that Executive’s employment term is not extended pursuant to Section 2 within the eighteen (18) month period following a Change in Control of Company shall be deemed to be a termination without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which Agreement would otherwise have renewed. The term “Change in Control of Company” shall mean the occurrence of a “change in ownership of the Company,” a “change in effective control of the Company,” or “a change in ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

4.	Paragraph 9 is amended to include the following subpart (d):

Executive also shall be deemed to have been terminated by the Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), to the additional benefits in Section 9(c) above, if a majority of the Company’s Abbreviated New Drug Applications (the “ANDAs”) are sold, other than for restructuring the Company’s intellectual property within its discretion through or to a controlled entity, and the Company or the new organization owning the ANDAs terminates Executive without Cause, or Executive resigns for Good Reason, in connection with such sale, or within eighteen (18) months of such sale. In connection with any sale, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b).

5.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement, the Addendum and Second Addendum thereto shall remain in full force and effect. To the extent that there are inconsistencies between this Third Addendum and the Employment Agreement, First Addendum and Second Addendum thereto, the provisions of this Third Addendum shall control and shall supersede the applicable provisions of the Employment Agreement, First Addendum and Second Addendum thereto.

6.	Counterparts. This Third Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Third Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew	/s/ John Abt
	Timothy Crew	John Abt
	Chief Executive Officer	Chief Operations and Quality Officer